Exhibit 5

ABER DIAMOND CORPORATION

NOTICE OF ANNUAL MEETING
AND
MANAGEMENT PROXY CIRCULAR

For the
Annual Meeting of Shareholders
June 22, 2004

May 17, 2004

ABER DIAMOND CORPORATION

INVITATION TO SHAREHOLDERS

Dear Shareholder:

        On behalf of the Board of Directors, management and employees, we invite you to attend Aber Diamond Corporation's Annual Meeting of Shareholders on Tuesday, June 22, 2004.

        The items of business to be considered at this Meeting are described in the Notice of Annual Meeting and Management Proxy Circular. No matter how many shares you hold, your participation at shareholders' meetings is very important. If you are unable to attend the Meeting in person, we encourage you to vote by following the voting instructions included on the proxy form.

        During the Meeting, we will review Aber's business during fiscal 2003/04 and our plans for the future. You will also have an opportunity to ask questions and to meet your Directors and Executives.

        We look forward to seeing you at the Meeting.

Signed,	Signed,

(signed) John C. Lamacraft Chairman	(signed) Robert A. Gannicott President & CEO

i

ABER DIAMOND CORPORATION
P.O. Box 4569, Station A
Toronto, Ontario
M5W 4T9

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        NOTICE IS HEREBY GIVEN that an Annual Meeting (the "Meeting") of shareholders of ABER DIAMOND CORPORATION (the "Corporation") will be held at The TSE Conference Centre and Stock Market Place, The Exchange Tower, 130 King Street West, Toronto, Ontario, at 10:00 a.m. (Toronto time) on Tuesday, June 22, 2004, for the following purposes:

1.
to receive the audited consolidated financial statements of the Corporation for the fiscal year ended January 31, 2004, together with the report of the auditors thereon (collectively the "Audited Financial Statements");

2.
to elect directors;

3.
to appoint auditors and authorize the directors to fix their remuneration; and

4.
to transact such other business as may properly be brought before the Meeting or any adjournment thereof.

        The accompanying Management Proxy Circular of the Corporation provides additional information relating to the matters to be dealt with at the Meeting and forms part of this notice.

        Shareholders who cannot attend the Meeting in person may vote by proxy. Instructions on how to complete and return the proxy are provided with the proxy form and are described in the Management Proxy Circular. To be valid, proxies must be received by CIBC Mellon Trust Company ("CIBC Mellon") at 200 Queen's Quay East, Unit 6, Toronto, Ontario, Canada, M5A 4K9, no later than 5:00 p.m. (Toronto time) on June 18, 2004, or if the Meeting is adjourned, no later than 10:00 a.m. (Toronto time) on the last business day preceding the day to which the Meeting is adjourned.

BY ORDER OF THE BOARD

Signed,

(signed) Lyle R. Hepburn Corporate Secretary May 17, 2004

ii

ABER DIAMOND CORPORATION

MANAGEMENT PROXY CIRCULAR

SOLICITATION OF PROXIES

        This Management Proxy Circular (the "Circular") is furnished in connection with the solicitation by the management of Aber Diamond Corporation (the "Corporation") of proxies from holders of Common Shares of the Corporation to be used at the meeting (the "Meeting") to be held on June 22, 2004 and at any adjournment thereof for the purposes set forth in the accompanying Notice of the Annual Meeting of Shareholders (the "Notice of Meeting"). It is expected that the solicitation will be primarily by mail, but proxies may also be solicited personally or by telephone, email or facsimile by employees of the Corporation at nominal cost. The cost of solicitation by management will be borne by the Corporation.

APPOINTMENT AND REVOCATION OF PROXIES

        The persons named in the accompanying form of proxy are directors of the Corporation and are nominees of management. A shareholder desiring to appoint some other person to attend and act for him and on his behalf at the Meeting may do so by striking out the printed names and inserting such person's name in the blank space provided in the form of proxy or by submitting another proper form of proxy. A proxyholder need not be a shareholder of the Corporation. The instrument appointing a proxy must be in writing signed by the shareholder or his attorney authorized in writing or, if the shareholder is a corporation, by a duly authorized officer or attorney of the corporation. An instrument of proxy will only be valid if it is completed and delivered to the office of the registrar and transfer agent of the Corporation, CIBC Mellon Trust Company, at 200 Queens Quay, Unit 6, Toronto, Ontario, Canada, M5A 4K9, no later than 5:00 p.m. (Toronto time) on June 18, 2004, or if the meeting is adjourned, no later than 10:00 a.m. (Toronto time) on the last business day preceding the day on which the Meeting is adjourned.

        A shareholder who has given a proxy may revoke it by instrument in writing, including a proxy bearing a later date, executed in the manner set forth above and delivered to the office of the registrar and transfer agent of the Corporation, CIBC Mellon Trust Company, at 200 Queens Quay, Unit 6, Toronto, Ontario, Canada, M5A 4K9, or to the registered office of the Corporation at Suite 1000, 36 Toronto Street, Toronto, Ontario M5C 2C5 at any time up to and including the last business day preceding the Meeting or any adjournment thereof, or, as to any matter in respect of which a vote shall not already have been cast pursuant to such proxy, delivered to the Chairman of such Meeting on the date of the Meeting, or any adjournment thereof, and upon any of such deposits, or in any other manner provided by law, the proxy will be revoked.

NON-REGISTERED HOLDERS

        If your Common Shares are not registered in your name and are held in the name of a nominee, you are a "Non-Registered Shareholder". If your Common Shares are listed in an account statement provided to you by your broker, those Common Shares will, in all likelihood, not be registered in your name. Such Common Shares will more likely be registered under the name of your broker or an agent of that broker (collectively, a "Nominee"). In Canada, the vast majority of such shares are registered under the name of CDS & Co. (the registration name for The Canadian Depository for Securities Limited, which acts as nominee for many Canadian brokerage firms).

        In the United States, the vast majority of such shares are registered in the name of CEDE & Co. (the registration name of The Depository Trust Company, which acts as nominee for many U.S. brokerage firms). Common Shares held by brokers (or their agents or nominees) on behalf of a broker's client can only be voted at the direction of the Non-Registered Shareholder. Without specific instructions, brokers and their agents or nominees are prohibited from voting shares for the broker's client.

        If you are a Non-Registered Shareholder, there are two ways you can vote your Common Shares.

        Applicable securities laws require your nominee to seek voting instructions from you in advance of the Meeting. Accordingly, you will receive or have already received from your Nominee a request for voting instructions for the number of Common Shares you hold. Every Nominee has its own mailing procedures and provides its own signing and return instructions, which should be carefully followed by NonRegistered Shareholders to ensure that their Common Shares are voted at the Meeting. The request for voting instructions supplied to a Non-Registered Shareholder by his Nominee is substantially similar to the form of proxy provided directly to registered Shareholders by the Corporation. However, its purpose is limited to instructing the Nominee how to vote on behalf of the Non-Registered Shareholder. The majority of brokers now delegate responsibility for obtaining instructions from clients to ADP Investor Communications ("ADPIC") in Canada. ADPIC typically prepares a machine-readable voting instruction form, mails those forms to Non-Registered Shareholders and asks Non-Registered Shareholders to return the forms to ADPIC, or otherwise communicate voting instructions to ADPIC (by way of the Internet or telephone, for example). ADPIC then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Common Shares to be represented at the Meeting. A Non-Registered Shareholder who receives an ADPIC voting instruction form cannot use that form to vote Common Shares directly at the Meeting (except as otherwise provided below). The voting instruction forms must be returned to ADPIC (or instructions respecting the voting of Common Shares must otherwise be communicated to ADPIC) well in advance of the Meeting in order to have the Common Shares voted. In any case, you must follow the voting instructions provided by your nominee in order for your Common Shares to be voted for you.

        However, if you wish to vote in person at the Meeting, insert your own name in the space provided on the request for voting instructions provided by your nominee to appoint yourself as proxy holder and follow the signing and return instructions of your nominee. Non-Registered Shareholders who appoint themselves as proxy holders should, at the Meeting, present themselves to a representative of CIBC Mellon Trust Company. Do not otherwise complete the form sent to you, as you will be voting at the Meeting.

VOTING

Voting Shares

        The authorized capital of the Corporation consists of an unlimited number of common shares without par value (the "Common Shares"). On May 17, 2004, the Corporation had a total of 57,457,032 Common Shares issued and outstanding.

        The Corporation shall make a list of all persons who are registered holders of Common Shares on May 17, 2004 (the "Record Date") and the number of Common Shares registered in the name of each person on that date. All holders of Common Shares at the close of business on the Record Date will be entitled to receive notice of and to attend and vote at the Meeting. If a person has acquired ownership of shares since the Record Date, he may establish such ownership and ask the Corporation, not later than 10 days before the meeting, to have his name included in the list of shareholders.

        At the Meeting, on a show of hands, every shareholder present in person, or represented by proxy, is entitled to one vote and, on a poll, every shareholder present in person or represented by proxy shall have one vote for each Common Share held or represented by proxy.

Principal Holders of Voting Shares

        To the knowledge of the directors and senior officers of the Corporation, as at May 17, 2004, Tiffany & Co., which beneficially owns, directly or indirectly, or exercises control or direction over 8,000,000 Common Shares, representing approximately 13.9% of the issued and outstanding Common Shares, is the only person who beneficially owns, directly or indirectly, or exercises control or direction over, Common Shares carrying more than 10% of the voting rights attached to all outstanding Common Shares of the Corporation.

Provisions Relating to Voting Proxies

        If there is certainty of instructions, the person named in the enclosed form of proxy will vote (except where there is a direction to withhold from voting) the Common Shares in respect of which the proxyholder is appointed in accordance with the directions of the shareholder appointing him. In the absence of such directions, the enclosed form of proxy confers discretionary authority with respect to that matter upon the proxyholder named therein and it is intended that such Common Shares will be voted by the management nominees in favour of the motions proposed to be made at the meeting as referred to in the attached Notice of Meeting.

        The enclosed form of proxy confers discretionary authority upon the proxyholder appointed therein with respect to amendments or variations to the matters identified in the Notice of Meeting or other matters not so identified which may properly be brought before the Meeting. Management of the Corporation knows of no such amendments, variations or other matters to come before the Meeting, other than the matters referred to in the Notice of Meeting. In the event that any other matter comes before the Meeting, the persons named in the enclosed form of proxy will vote in accordance with their judgment on such matters.

BUSINESS OF THE MEETING

Election of Directors

        The Articles of the Corporation provide that the minimum number of directors shall be three and the maximum number shall be 12. There are currently eight directors. The directors of the Corporation are elected annually and hold office until the next annual meeting of shareholders or until their successors in office are duly elected or appointed, unless a director's office is earlier vacated in accordance with the by-laws of the Corporation or the Canada Business Corporations Act, or he or she becomes disqualified to act as a director. The Board of Directors of the Corporation (the "Board") have fixed the number of directors to be elected at the Meeting at seven. It is proposed that the persons set out herein be nominated for election as directors of the Corporation for the ensuing year.

        Management does not contemplate that any of the persons proposed to be nominated will be unable to serve as a director. If prior to the Meeting any of such nominees is unable or unwilling to serve, the persons named in the accompanying form of proxy will vote for another nominee or nominees in their discretion if additional nominations are made at the Meeting.

        The list of directors and their biographies follows under the heading "Board of Directors". Each director's attendance at Board and Committee meetings is set forth under the heading "Board of Directors Meetings Held and Attendance of Directors".

Appointment of Auditors

        Shareholders will be asked to vote for the reappointment of KPMG LLP, Chartered Accountants, of Toronto, Ontario, as auditors for the Corporation for the ensuing year, and to authorize the directors of the Corporation to fix their remuneration. KPMG LLP was first appointed as auditors for the Corporation in 1983.

        For the fiscal year ended January 31, 2004, fees charged by KPMG LLP for audit and audit related services to the Aber group of companies were $131,000 and $38,000 respectively. Additional fees for tax advisory services amounted to $111,000 and other services amounted to $128,000, which included general advisory services.

        The Audit Committee has considered whether the magnitude and nature of these services is compatible with maintaining the independence of the external auditors and has determined that the independence of the external auditors is maintained.

Other Matters

        Management does not know of any other matters to be presented to the Meeting. If other matters should be properly presented at the Meeting, the persons named in the accompanying form of proxy will vote the Common Shares represented by such proxy with respect to such matters in accordance with their best judgment.

BOARD OF DIRECTORS

        The following table provides the names and country of residence of all persons proposed to be nominated for election as directors, the date on which each became a director of the Corporation, the number of voting Common Shares of the Corporation owned by each director, the number of stock options held by each director, and a brief biography as at May 17, 2004.

Name, Country of Residence, Position in the Corporation and Common Shareholdings(1)	Biography
James N. Fernandez United States Director since July 30, 1999 Common Shares: Nil Stock Options: 80,000	James N. Fernandez is the Executive Vice President and Chief Financial Officer of Tiffany & Co. He is a C.P.A. and a member of the American Institute of Certified Public Accountants, the Financial Executives Institute and the Institute of Management Accountants.
Robert A. Gannicott Canada Chief Executive Officer Director since June 19, 1992 Common Shares: 799,050 Stock Options: 1,040,000
Robert A. Gannicott was appointed the President and Chief Executive Officer of the Corporation in September 1999. Upon the appointment of Mr. O'Neill as President on April 15, 2004, Mr. Gannicott continued his duties as Chief Executive Officer. A geologist, Mr. Gannicott has worked extensively in the Northwest Territories and in Greenland. He has recently chaired the CIM/OSC Diamond Exploration Disclosure Committee. He is a director of Strongbow Exploration Inc.
Thomas J. O'Neill France Director since July 22, 2002 Common Shares: Nil Stock Options: 35,000
Thomas J. O'Neill was appointed the President of the Corporation and Chief Executive Officer of the Corporation's subsidiaries, Harry Winston, Inc. and H.W. Holdings, Inc., on April 15, 2004. Prior to his appointment, Mr. O'Neill was a director and President Worldwide, Burberry Group plc, a British retailer and luxury goods company. Mr. O'Neill's career in luxury retailing includes senior executive positions with Tiffany & Co, Louis Vuitton and LVMH. He is a director of C & J Clark Limited, U.K.

J. Roger B. Phillimore England Director since November 17, 1994 Common Shares: 100,000 Stock Options: 235,000
J. Roger B. Phillimore is a corporate director and advisor to companies primarily in the natural resource industry. He is the Deputy Chairman of Lonmin plc, a mining corporation based in Britain. For 20 years up to 1993, he was employed by the Anglo American Corporation of South Africa group of companies, including 11 years as a senior executive and director of Minorco S.A.
D. Grenville Thomas Canada Director since July 7, 1980 Common Shares: 640,567 Stock Options: 65,000
D. Grenville Thomas is a mining engineer and is the Corporation's founder and current Honorary Chairman, after having served as President and Chief Executive Officer until 1996 and Chairman from 1996 until 1998. From 1967 to 1976 he worked as a self-employed mineral property prospector and contractor, focusing primarily on properties located in the Northwest Territories. He is a director of Strongbow Exploration Inc.
Eira M. Thomas(2) Canada Director since April 28, 1998 Common Shares: 79,900 Stock Options: 90,000
Eira M. Thomas is a geologist and is a director of Strongbow Exploration Inc. and the President and Chief Executive Officer of Stomoway Ventures Ltd. Prior to joining Strongbow and Stomoway, she worked with the Corporation as a geologist and went on to become Vice President, Exploration for the Corporation. She is on the boards of WGI Heavy Minerals Incorporated, the Prospectors and Developers Association of Canada and the Northwest Territories Chamber of Mines.
Lars-Eric Johansson(2)(3)(4) Canada Director since June 2, 2003 Common Shares: Nil Stock Options: 15,000
Lars-Eric Johansson is Special Advisor on Project Financing to Falconbridge Limited's Koniambo nickel project in New Caledonia. Mr. Johansson recently served as the Executive Vice-President and Chief Financial Officer of Noranda Inc. Mr. Johansson is Chairman of the Board of Forsbecks AB, Sweden, a director of Golden Star Resources Limited and a director of Tiberon Minerals Limited.

(1)
"Common Shares" refers to the number of Common Shares of the Corporation owned by each nominee for election as director and includes all Common Shares beneficially owned, directly or indirectly, or over which such nominee exercised control or direction. Such information, not being within the knowledge of the Corporation, has been furnished by the respective directors individually.

(2)
Member of the Audit Committee.

(3)
Member of the Human Resources and Compensation Committee.

(4)
Member of the Nominating & Corporate Governance Committee.

        John C. Lamacraft, a director of the Corporation since 1996 and Chairman since 1999, has decided to retire as Chairman and as a director at the Meeting. Accordingly, he will not be standing for re-election. The Board as a whole considers that the Corporation's best interests will be served by the appointment of an independent non-executive Chairman and accordingly has commenced a measured search to find a successor to Mr. Lamacraft.

        Upon the election of the directors at the annual meeting, the Board has determined that Robert A. Gannicott, Chief Executive Officer, will act as interim Chairman of the Board, and Lars-Eric Johansson has agreed to serve as the Lead Director.

Compensation of Directors

        The Corporation's policy with respect to directors' compensation was developed by the Nominating & Corporate Governance Committee with reference to comparative data and recommendations of the Corporation's compensation consultants.

        During the fiscal year ended January 31, 2004, each director was paid an annual retainer of $35,000, which was paid in semi-annual installments. The Chief Executive Officer, Robert A. Gannicott, did not receive any compensation for serving as a director of the Corporation. Chairs of the Committees of the Board were paid an annual retainer of $5,000. Non-executive directors were paid $1,500 per meeting of the Board or any Committee of the Corporation for which they attended in person or participated in by conference call, with an extra meeting fee of $1,500 for directors who traveled from out of the province. Directors were entitled to an initial stock option grant of 15,000 Common Shares at the time they were first appointed or elected to the Board and subsequent annual stock option grants of 5,000 Common Shares. Directors were also entitled to be reimbursed for all travel and out-of-pockets costs properly incurred in carrying out their duties as directors. The non-executive Chairman of the Board also received an annual retainer of $150,000.

        In addition to regular director's compensation, J. Roger B. Phillimore was paid $200,000 during the year in respect of consulting services in accordance with a consulting agreement dated September 1, 1999. In addition, Mr. Phillimore was granted an option to purchase 20,000 Common Shares at $26.45 per share in consideration for his consulting services. These options have a 10 year term.

BOARD OF DIRECTORS' MEETINGS HELD AND ATTENDANCE OF DIRECTORS

        The information presented below reflects meetings of the Board of Directors' and Committees held and attendance of the directors for the fiscal year ended January 31, 2004. Robert A. Gannicott, Chief Executive Officer, was not a member of any of the Corporation's Committees.

Summary of Board and Committee Meetings Held

Meetings
Board of Directors:	8
Nominating & Corporate Governance Committee:	1
Audit Committee:	6
Human Resources and Compensation Committee	1

Summary of Attendance of Directors

	Board Meetings Attended	Committee Meetings Attended
James N. Fernandez(1)	8	5 of 5
Robert A. Gannicott	8	—
Lars-Eric Johansson(2)	6	3 of 3
John C. Lamacraft(3)	8	5 of 5
Thomas J. O'Neill(4)	8	4 of 4
J. Roger B. Phillimore(5)	8	4 of 4
D. Grenville Thomas(6)	6	1 of 1
Eira M. Thomas(7)	8	6 of 6

(1)
Member of the Audit Committee, the Nominating & Corporate Governance Committee and the Human Resources and Compensation Committee until June 3, 2003.

(2)
Became a director and member of the Audit Committee, the Nominating & Corporate Governance Committee and the Human Resources and Compensation Committee on June 3, 2003 and has attended all Board meetings, and all Committee meetings of which he is a member, since becoming a director.

(3)
Member of the Audit Committee until June 3, 2003. Member of the Nominating & Corporate Governance Committee and the Human Resources and Compensation Committee for the entire fiscal year.

(4)
Member of the Human Resources and Compensation Committee for the entire fiscal year. Became a member of the Audit Committee and the Nominating & Corporate Governance Committee on June 3, 2003.

(5)
Member of the Audit Committee and the Human Resources and Compensation Committee until June 3, 2003.

(6)
Member of the Nominating & Corporate Governance Committee until January 26, 2004.

(7)
Member of the Audit Committee for the entire year.

CURRENCY

        All figures are in Canadian dollars unless otherwise indicated.

INTEREST OF CERTAIN PERSONS IN MATERIAL TRANSACTIONS

        Except as described in this section, none of the insiders of the Corporation, no nominee for election as a director of the Corporation and no associate or affiliate of such persons or companies has any material interest, direct or indirect, in any transaction since the commencement of the Corporation's last completed financial year or in any proposed transaction, which, in either case, has materially affected or will materially affect the Corporation or any of its subsidiaries.

        James N. Fernandez is the Executive Vice-President of Tiffany & Co. ("Tiffany"). In 1999, the Corporation and Tiffany entered into a strategic alliance. The Aber-Tiffany agreement, signed in July 1999, involved a $104 million private placement of Aber equity (8,000,000 shares were issued and currently approximately 13.9% of the outstanding equity of the Corporation) and a 10-year diamond purchase agreement through an Aber-Tiffany partnership vehicle of a minimum of US$50 million per year commencing at the beginning of production from the Diavik diamond mine. The diamond supply agreement was revised in March 2003 to allow for direct sales of rough diamonds by Aber Diamond Mines Ltd., a wholly owned subsidiary of the Corporation located in Yellowknife, Northwest Territories, to Tiffany rather than through the Aber-Tiffany partnership vehicle. In March 2003, the supply of diamonds commenced to Tiffany under the terms of the agreement.

DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

        The Corporation maintains a directors' and officers' liability insurance policy with a policy limit of US$20,000,000 that is subject to deductibles between US$100,000 and US$350,000. The policy is renewed annually. The current policy has an annual premium of US$502,541 and expires September 11, 2004.

        The policy provides protection to directors and officers against liability incurred by them in their capacities as directors and officers of the Corporation and its subsidiaries. The policy also provides protection to the Corporation for claims made against directors and officers for which the Corporation has granted directors and officers indemnity, as is required or permitted under applicable statutory or by-law provisions.

INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

        As of the date hereof, no director, executive officer or senior officer of the Corporation, or proposed nominee for election as director, or any of their respective associates, is indebted to the Corporation or any of its subsidiaries or has indebtedness to another entity which has been the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Corporation or any of its subsidiaries.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

        The fundamental responsibility of the Board is to appoint a competent executive team and to oversee the management of the business, with a view to maximizing shareholder value and ensuring corporate conduct in an ethical and legal manner via an appropriate system of corporate governance and internal control. The Board has adopted specific Guidelines which are posted on its website www.aber.ca.

        Both management and the Board have conscientiously monitored and, where appropriate, responded to both Canadian and U.S. regulatory developments aimed at improving corporate governance, increasing corporate accountability and enhancing the transparency of public company disclosure. One of the most significant developments affecting the Corporation is the U.S. Sarbanes-Oxley Act signed into law on July 30, 2002. This law increases management accountability for violations of U.S. securities laws and revises U.S. securities laws governing corporate disclosure and conflicts of interest. Many provisions of this act apply to the Corporation as a non-U.S. public company with securities listed on a U.S. exchange. An important aspect of this law that has been implemented by the U.S. Securities and Exchange Commission is the certification of disclosure in a foreign company's annual report. The Corporation's principal executive officer and principal financial officer are required to certify financial and other information contained in the Corporation's Annual Report filed with the U.S. Securities and Exchange Commission. Robert A. Gannicott, the Chief Executive Officer, and Alice Murphy, the Chief Financial Officer, will make the required certifications on the Annual Report relating to the fiscal year ended January 31, 2004.

        The Corporation has a sound governance structure in place at both management and board levels and a comprehensive system of internal controls relating to financial record reliability. These structures and systems are continually assessed, reviewed and enhanced in light of ongoing Canadian and U.S. regulatory developments affecting corporate governance, accountability and disclosure.

        In Schedule A to this Circular, entitled "Statement of Corporate Governance Practices", the Corporation's governance procedures are compared with the Toronto Stock Exchange guidelines for corporate governance. Comments are also included in respect of the Corporation's response to the Sarbanes-Oxley Act and rules promulgated by NASDAQ.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities with respect to the quality and integrity of financial information, reporting disclosure, risk management, the performance, qualifications and independence of the external auditor, the performance of the internal audit function, and legal and regulatory compliance.

        In 2004, the Audit Committee and the Nominating & Corporate Governance Committee reviewed the Audit Committee Charter which was contained in the Management Proxy Circular for the annual meeting of shareholders on July 18, 2003, and made recommendations to update it in accordance with applicable laws and rules of the stock exchanges on which the Corporation's securities are listed. These recommendations were approved by the Board on April 5, 2004. The Charter is available on the Corporation's website www.aber.ca.

        In fulfilling its Charter during the fiscal year, the Audit Committee:

  •
  discussed and reviewed with management and the external auditors the Corporation's annual audited financial statements and related documents prior to their filing or distribution and formally recommended their approval to the Board;

  •
  reviewed with management and the external auditors and recommended for approval to the Board the Corporation's quarterly unaudited financial statements and related documents, including Management's Discussion and Analysis;

  •
  arranged for and reviewed the reports provided to the Committee by management and the external auditors on the Corporation's control environment as it pertains to the Corporation's financial reporting process and controls;

  •
  reviewed and discussed significant financial risks or exposures and assessed the steps management had taken to monitor, control, report and mitigate such risks to the Corporation;

  •
  reviewed the effectiveness of the overall process for identifying the principal risks affecting the achievement of business plans, and provided the Committee's view to the Board;

  •
  reviewed legal and regulatory matters that could have a material impact on the interim or annual financial statements, related corporation compliance policies, and programs and reports received from regulators or governmental agencies;

  •
  reviewed policies and practices with respect to hedging activities;

  •
  met on a regular basis with the external auditors (without management present) and had the external auditors available to attend Committee meetings;

  •
  reviewed and discussed with the external auditors all significant relationships that the external auditors and their affiliates had with the Corporation and its affiliates in order to determine the external auditors' independence;

  •
  reviewed and evaluated the performance of the external auditor and the lead partner of the external auditor's team, made a recommendation to the Board regarding the reappointment of the external auditors at the annual meeting of the Corporation's shareholders, the terms of engagement of the external auditors, together with their proposed fees, external audit plans and results, and the engagement of the external auditors to perform non-audit services, together with the fees therefor, and the impact thereof, on the independence of the external auditors; and

  •
  established the function of the internal auditor.

On behalf of the members of the Audit Committee.

REPORT OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE

        The primary functions of the Human Resources and Compensation Committee are to assist the Board in carrying out its responsibilities by reviewing compensation and human resources issues and to make recommendations to the Board as appropriate.

        In 2004, the Human Resources and Compensation Committee and the Nominating & Corporate Governance Committee reviewed the Human Resources and Compensation Committee Charter which was contained in the Management Proxy Circular for the annual meeting of shareholders on July 18, 2003, and made recommendations to update it in accordance with applicable laws and rules of the stock exchanges on which the Corporation's securities are listed. These recommendations were approved by the Board on April 5, 2004. The Charter is available on the Corporation's website www.aber.ca.

        In fulfilling its Charter during the fiscal year, the Human Resources and Compensation Committee:

  •
  Approved, and reported to the Board the granting of stock options pursuant to the Corporation's Stock Option Plan and reviewed and recommended to the Board of Directors;

  •
  the Corporation's overall executive compensation strategy in conjunction with the Chief Executive Officer, including competitive industry positioning, weighting of compensation elements and relationship of compensation to performance;

  •
  the Chief Executive Officer's recommendation for all corporate compensation and benefit plans including proposed salary ranges, bonuses, stock options, and any other forms of compensation;

  •
  the Chief Executive Officer's recommendation for salaries, budgets, organization and manpower plans, and succession planning;

  •
  the compensation of the non-executive Chairman of the Board; and

  •
  the compensation of the Chief Executive Officer.

On behalf of the members of the Human Resources and Compensation Committee.

REPORT OF THE NOMINATING & CORPORATE GOVERNANCE COMMITTEE

        The Charter of the Nominating & Corporate Governance Committee is to manage the corporate governance system for the Board and to assist the Board to fulfill its duty to meet the applicable legal, regulatory and self-regulatory business principals and codes of best practice of corporate behaviour and conduct.

        In 2004, the Nominating & Corporate Governance Committee reviewed its Charter which was contained in the Management Proxy Circular for the annual meeting of shareholders on July 18, 2003, and made recommendations to update it in accordance with applicable laws and rules of the stock exchanges on which the Corporation's securities are listed. These recommendations were approved by the Board on April 5, 2004. The Charter is available on the Corporation's website www.aber.ca.

        In fulfilling its Charter during the fiscal year, the Nominating & Corporate Governance Committee:

  •
  acted in an advisory capacity to the Board;

  •
  monitored the effectiveness of the corporate governance system and recommended changes to the Board;

  •
  recommended to the Board candidates for nomination for election as directors based on selection criteria and individual characteristics;

  •
  reviewed the credentials of nominees for re-election as directors against criteria and conflicts of interest, changes in occupation and, issues of independence;

  •
  recommended to the Board the allocation of Board members to the various Committees of the Board;

  •
  reviewed the Charters of the Committees and made recommendations to the Board for revisions to such Charters;

  •
  reviewed succession planning for the Chief Executive Officer;

  •
  considered the effectiveness of the Board as a whole, the Committees of the Board and the contribution of individual members;

  •
  prepared the annual disclosure to the shareholders, a report which describes the Corporation's corporate governance practices;

  •
  reviewed director compensation and made recommendations to the Board;

  •
  established a Corporate Disclosure Policy and a Committee to administer such Policy;

  •
  established a policy on the trading of shares of Aber Diamond Corporation;

  •
  established a policy on whistleblowing; and

  •
  established guidelines and responsibilities for the Board of Directors, Chairman of the Board and President and Chief Executive Officer.

On behalf of the members of the Nominating & Corporate Governance Committee.

STATEMENT OF EXECUTIVE COMPENSATION

Executive Compensation

        The compensation of the Chief Executive Officer and the four Named Executive Officers of the Corporation, as defined in Form 40 of the Securities Act (Ontario), who were serving at the fiscal year ended January 31, 2004 is set out in the Summary Compensation Table below. In addition, disclosure is being provided for Andrew B. Adams, who resigned as Chief Financial Officer during the fiscal year and, but for such resignation, would have been one of four most highly compensated executive officers.

Summary Compensation Table

        The following table sets forth the compensation awarded, paid to or earned by the Corporation's Named Executive Officers during the three most recently completed financial years.

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long Term Compensation
Name and Principal Position	Fiscal Year Ending	Salary ($)		Bonus ($)	Other Annual Compensation ($)(1)	Securities Under Options Granted (#)	All Other Compensation ($)
Robert A. Gannicott Chief Executive Officer	Jan. 31, 2004 Jan. 31, 2003 Jan. 31, 2002	$750,000 600,000 550,000		$500,000 420,000 1,000,000	Nil Nil Nil	100,000 200,000 300,000	Nil Nil Nil
Andrew B. Adams(2) Vice-President & Chief Financial Officer	Jan. 31, 2004 Jan. 31, 2003 Jan. 31, 2002	$255,000 300,000 300,000		Nil 120,000 500,000	Nil Nil Nil	30,000 30,000 100,000	1,422,500 Nil Nil	(3)
James Pounds(4) Senior Vice-President, Diamond Management	Jan. 31, 2004 Jan. 31, 2003	$380,000 157,100	(4)	$80,000 47,130	Nil Nil	10,000 50,000	Nil Nil
Shlomo Tidhar(5) Vice-President, Valuation	Jan. 31, 2004	$180,000		$200,000	Nil	Nil	Nil
Raymond N. Simpson(6) Vice-President, Corporate Development	Jan. 31, 2004	$275,000		$71,000	Nil	100,000	Nil
Matthew L. Manson Vice-President, Technical Services & Control	Jan. 31, 2004 Jan. 31, 2003 Jan. 31, 2002	$210,000 165,000 150,000		$42,000 49,500 75,000	Nil Nil Nil	10,000 25,000 50,000	Nil Nil Nil

(1)
Perquisites and other personal benefits for Named Executive Officers are not included since they do not exceed the lesser of $50,000 and 10% of the total annual salary and bonus for any Named Executive Officer.

(2)
Andrew B. Adams resigned as the Chief Financial Officer of the Corporation on October 14, 2003.

(3)
Includes consulting fees and final employment payment.

(4)
James Pounds was appointed Director, Sales on August 1, 2002.

(5)
Shlomo Tidhar was appointed Vice-President, Valuation on September 1, 2003.

(6)
Raymond N. Simpson was appointed Vice-President of Corporate Development on June 3, 2003.

Option Grants During the Most Recently Completed Financial Year

        The following table sets forth the options granted to the Corporation's Named Executive Officers during the most recently completed financial year.

OPTION GRANTS DURING THE YEAR ENDED JANUARY 31, 2004

NAME	SECURITIES UNDER OPTIONS GRANTED (#)	% OF TOTAL OPTIONS GRANTED TO EMPLOYEES IN FINANCIAL YEAR	EXERCISE OR BASE PRICE ($/SECURITY)	MARKET VALUE OF SECURITIES UNDERLYING OPTIONS ON THE DATE OF THE GRANT ($/SECURITY)	EXPIRATION DATE
Robert A. Gannicott	100,000	19%	$26.45	$26.45	April 17, 2013
Andrew B. Adams	30,000	6%	$26.45	$26.45	October 14, 2003
James Pounds	10,000	2%	$26.45	$26.45	April 17, 2013
Shlomo Tidhar	Nil	N/A	$0	$0	N/A
Raymond N. Simpson	100,000	19%	$26.45	$26.45	April 17, 2013
Matthew L. Manson	10,000	2%	$26.45	$26.45	April 17, 2013

Option Exercises and Year-end Option Values

        The following table sets forth any exercises of, and the year-end value of, incentive stock options held by the Corporation's Named Executive Officers.

AGGREGATED OPTION EXERCISES DURING THE MOST RECENTLY COMPLETED
FINANCIAL YEAR AND FINANCIAL YEAR-ENDED OPTION VALUES

			Unexercised Options at Year-end		Value of Unexercised In-the-Money Option at Year-end($)(1)
	Securities Acquired on Exercise (#)	Aggregate Value Realized ($)
Name
			Exercisable(#)	Unexercisable(#)	Exercisable($)	Unexerctsable($)
Robert A. Gannicott	Nil	N/A	655,000	275,000	22,143,200	6,816,000
Andrew B. Adams	240,000	7,018,940	0	0	0	0
James Pounds	Nil	N/A	25,000	35,000	467,250	665,650
Shlomo Tidhar	15,000	274,500	0	15,000	0	344,100
Raymond N. Simpson	Nil	N/A	0	100,000	0	1,984,000
Matthew L. Manson	77,500	1,541,875	72,500	35,000	2,340,650	908,150

(1)
Based on the last trade of the Common Shares on The Toronto Stock Exchange prior to the close of business on January 30, 2004, of $46.29.

Employment Contracts

        Pursuant to an executive employment agreement with Robert A. Gannicott, the Chief Executive Officer, the Corporation has agreed that if his executive employment agreement is terminated without just cause, or if he elects to terminate the agreement within six months of a change in control, he will be entitled to receive a payment equal to three years annual compensation. The other Named Executive Officers who were serving at the end of the fiscal year similarly have executive employment contracts that would entitle them to a payment of two years annual compensation in such circumstances.

Human Resources and Compensation Committee Report on Executive Compensation

        The Corporation's policy for determining executive compensation is based on the following fundamental principles:

  •
  Management's fundamental objective is to maximize long term shareholder value;

  •
  Performance is the key determinant of pay for executive officers; and

  •
  The executive officers have clear management accountabilities.

        The pivotal and continuing theme of the Corporation's compensation policy has been to tie remuneration to the financial performance of the Corporation and the enhancement of shareholder value. This underlies the need to attract, retain and motivate outstanding executive talent.

        In determining compensation for most senior executives, the Corporation considers the compensation practices of companies that operate in similar industries or that are comparable in size and with whom the Corporation competes for executive talent. This competitive information is provided by external consultants retained by the Corporation. Subject to the discretion of the Human Resources and Compensation Committee and the Board, the Corporation seeks to position total compensation, when planned results are achieved, for its executives, including base salary, annual and long-term incentives competitively with that paid by the comparator group, for positions with equivalent responsibilities and scope.

        Compensation is comprised of four main components: base salary, annual incentive, long-term incentive and benefits. The Human Resources and Compensation Committee annually reviews each component and relevant competitive factors and makes recommendations based on individual performance, taking into account leadership abilities, retention risk and succession plans.

Base Salaries

        Base salaries are established according to the criteria set forth above.

Annual Bonus Incentive

        Along with the establishment of competitive salary structures and long-term incentives, one of the objectives of the executive compensation strategy is to encourage and recognize high levels of performance by linking achievement of specific goals with variable compensation in the form of annual bonus awards.

        The bonus opportunity is established and adjusted, as required, to remain competitive with the Corporation's comparator group of companies. Target bonus awards range from 30% to 70% of base salary for the executive group. Actual bonus compensation for executive officers is determined on the basis of corporate and individual performance.

Long-Term Incentive

        The Corporation has relied on the grant of stock options to align management interest with shareholder value. Grant ranges are established independently each year to provide competitive long-term incentive value with that provided by the comparator group, with significant recognition of contribution and potential in the individual awards. The options have a ten-year term and an exercise price equal to fair market value at the time of grant.

Benefits

        Benefits are maintained at a level that is considered competitive with similar companies.

Chief Executive Officer Compensation

        The Summary Compensation Table summarizes the compensation data for the Chief Executive Officer and other Named Executive Officers.

        The Chief Executive Officer's annual compensation is set by the Board and comprises the components described above. The Chief Executive Officer's target bonus opportunity is 70% of his base salary.

        The individual performance of the Chief Executive Officer is measured against the goals, objectives and standards set annually between the Chief Executive Officer and the Human Resources and Compensation Committee. The goals include both financial and non-financial dimensions, covering performance in the following areas: financial performance, marketing, operations, human resources management, technology and information infrastructure management, strategic planning and corporate governance.

        Based on a review of the foregoing, and the relevant competitive factors, the Human Resources and Compensation Committee rates the performance of the Chief Executive Officer as part of his performance review and recommends to the Board of Directors his compensation based on his and the Corporation's performance.

        On behalf of the members of the Human Resources and Compensation Committee.

Performance Graph

        The following graph compares the yearly percentage change in the Corporation's cumulative total shareholder return on its Common Shares with the cumulative total return of The S&P/TSX Composite Index (formerly the TSE 300 Composite Index). For this purpose, the yearly change in the Corporation's cumulative total shareholder return is calculated by dividing the difference between the price for the Common Shares at the end and the beginning of the "measurement period" by the price for the Common Shares at the beginning of the measurement period. "Measurement period" means the period beginning at the market close on the last trading day before the beginning of the Corporation's fifth preceding financial year, through and including the end of the Corporation's most recently completed financial year.

BOARD APPROVAL

        The directors of the Corporation have approved the contents and sending of this Management Proxy Circular to the shareholders.

Signed,

(signed) Lyle R. Hepburn
Corporate Secretary
May 17, 2004

SCHEDULE "A"

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

        The Toronto Stock Exchange (the "TSX") requires every listed company incorporated in Canada to disclose on an annual basis its approach to corporate governance in a "Statement of Corporate Governance Practices". Section 473 of the TSX Company Manual (the "Manual") requires that this statement constitute a complete description of a company's system of corporate governance, with specific reference to each of the fourteen principal guidelines set out in section 474 of the Manual. In turn, section 475 of the Manual requires that this disclosure be complete. Accordingly, where a company's system differs from those guidelines, or to the extent that the guidelines do not apply to a company's system, the statement must explain any difference or inapplicability.

        The Corporation is listed both on the TSX and on NASDAQ. As such, the Corporation is required to comply with the Sarbanes-Oxley Act of 2002 and the rules adopted by the United States Securities and Exchange Commission ("SEC") pursuant to that Act.

        NASDAQ has recently adopted rules approved by the SEC affecting the corporate governance standards of NASDAQ listed companies. Foreign private issuers will have until July 31, 2005 to implement the new rules relating to Board independence, independent committees and the applicable audit committee requirements. However, foreign private issuers must currently comply with the rules related to codes of conduct and the rules regarding related party transactions.

        The following report by the Nominating & Corporate Governance Committee describes the corporate governance practices of the Corporation as compared to the TSX's guidelines on corporate governance. Comments are also included in respect of the applicable provisions of the Sarbanes-Oxley Act of 2002 and NASDAQ.

(1)
The board of directors of every corporation should explicitly assume responsibility for the stewardship of the corporation and, as part of the overall stewardship responsibility, should assume responsibility for the following matters:

  The board of directors (the "Board") has the responsibility to manage or supervise the management of the business and affairs of the Corporation. The Board selects and appoints the Corporation's Chief Executive Officer and, through him, other officers and senior management to whom the Board delegates certain of its power of management. The Board approves strategy, sets targets, performance standards and policies to guide them; monitors and advises management; sets their compensation and, if necessary, replaces them.

  To assist the Board in the implementation of key policies, it delegates some of its responsibility to committees. As part of its duties, the Board reviews, through reports from the Nominating & Corporate Governance Committee, and approves the structure, Charter and composition of its committees. It also receives and reviews regular and timely reports of the activities and findings of those committees. Directors receive minutes of all committee meetings.

(a)
adoption of a strategic planning process:

  Strategic planning is at the forefront of deliberations at meetings of the Board. Management is responsible for the development of overall corporate strategies. These strategies are under constant review by the Board and senior management.

  Throughout the year, the Board reviews management's and the Corporation's performance against approved business plans and policies. The Board also reviews and approves specific proposals for all major capital expenditures, checking for consistency with budgets and strategic plans, and deals with a large number of individual issues and situations requiring decision by the Corporation, such as acquisitions, investments and divestitures.

(b)
the identification of the principal risks of the corporation's business and ensuring the implementation of appropriate systems to manage these risks;

  The Board ensures that an appropriate risk assessment process is in place to identify, assess and manage the principal risks of the Corporation's business. Management reports regularly to the Board in relation to principal risks which potentially affect the Corporation's business activities.

(c)
succession planning, including appointing, training and monitoring senior management;

  The Board regularly reviews management succession plans and, where necessary, initiates and supervises searches for replacement candidates. It also sets objectives for, and reviews the performance of, the senior officers of the Corporation and approves their appointments and compensation.

(d)
a communications policy for the corporation; and

  The Board reviews and approves, for release to shareholders, quarterly and annual reports on the performance of the Corporation. It reviews all material public communications and seeks to ensure that the Corporation communicates effectively with its shareholders and other stakeholders. The Board has procedures in place to ensure effective communication between the Corporation, its shareholders, investors and the public, including the dissemination of information on a regular and timely basis. The Chief Executive Officer, the President and the Chief Financial Officer have dedicated a portion of their time to communicating with shareholders and prospective investors. Through its Manager of Investor Relations, the Corporation responds to questions and provides information to individual shareholders, institutional investors, financial analysts and the media. Information is also widely available at the Corporation's website located at www.aber.ca.

(e)
the integrity of the corporation's internal control and management information systems.

  The Board ensures that mechanisms are in place to guide the organization in its activities. The Board reviews and approves a broad range of internal control and management systems covering, for example, expenditure approvals, financial controls, environment and health and safety matters. Such systems are designed to inform the Board of the integrity of the financial and other data of the Corporation and are subject to audit reviews. Management is required to comply with legal and regulatory requirements with respect to all of the Corporation's activities.

(2)
The board of directors of every corporation should be constituted with a majority of individuals who qualify as unrelated directors. An unrelated director is a director who is independent of management and is free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director's ability to act with a view to the best interests of the corporation, other than interests and relationships arising from shareholding. A related director is a director who is not an unrelated director. If the corporation has a significant shareholder, in addition to a majority of unrelated directors, the board should include a number of directors who do not have interests in or relationships with either the corporation or the significant shareholder and which fairly reflects the investment in the corporation by shareholders other than the significant shareholder. A significant shareholder is a shareholder with the ability to exercise a majority of the votes for the election of the board of directors.

  The Board of the Corporation currently consists of eight individuals, of which four are unrelated. Upon election of the new proposed slate of directors, the Board will consist of three unrelated and four related directors. The Board as a whole has undertaken a measured search to find two additional directors who will be unrelated.

  The Corporation does not have a significant shareholder. The shares are principally held by various institutional shareholders and its largest shareholder, Tiffany & Co.

(3)
The application of the definition of "unrelated director" to the circumstances of each individual director should be the responsibility of the board which will be required to disclose on an annual basis whether the board has a majority of unrelated directors or, in the case of a corporation with a significant shareholder, whether the board is constituted with the appropriate number of directors which are not related to either the corporation or the significant shareholder. Management directors are related directors. The board will also be required to disclose on an annual basis the analysis of the application of the principles supporting this conclusion.

  As indicated above, three proposed directors are considered by the Board to be unrelated directors. In making that determination, the Board has considered all business or other relationships which each director has with the Corporation and, with respect to the directors the Board has determined to be unrelated, has concluded that such business or other relationships, where they exist, could not reasonably be perceived to materially interfere with each director's ability to act in the best interest of the Corporation.

  The Board has determined that the related directors are: Robert Gannicott, the Chief Executive Officer of the Corporation; Thomas ONeill, the President of the Corporation; James Fernandez, because of his position with Tiffany & Co.; and Roger Phillimore, because of his consulting arrangement with the Corporation.

(4)
The board of directors of every corporation should appoint a committee of directors composed exclusively of outside, i.e., non-management, directors, a majority of whom are unrelated directors, with the responsibility for proposing to the full board new nominees to the board and for assessing directors on an ongoing basis.

  The Nominating & Corporate Governance Committee, composed entirely of unrelated directors. considers all proposed nominees for the Board and recommends nominees to the Board. The Committee also recommends desired background and qualifications for director nominees, taking into account the needs of the Board at the time. Breadth of perspective, experience and judgement are critical qualities of a director and strongly influence the selection criteria for Board membership. All directors serve or have served on a number of corporate boards and bring a broad base of international experience and expertise to Board deliberations.

(5)
Every board of directors should implement a process to be carried out by the Nominating & Corporate Governance Committee or other appropriate committee for assessing the effectiveness of the board as a whole, the committees of the board and the contribution of individual directors.

  The Board assessment is done periodically and consists of an interview and discussion by the Chairman of the Nominating & Corporate Governance Committee with each director on an informal basis. The Committee addresses issues such as director representation in terms of expertise and experience, Board size, director succession planning, meeting quality and efficiency, director contribution and interaction, management effectiveness and the Board's relationship with management.

(6)
Every corporation, as an integral element of the process for appointing new directors, should provide an orientation and education program for new recruits to the board.

  New directors are provided with a comprehensive information package on the Corporation and its management and are fully briefed by senior management on the corporate organization and key current issues. Visits to key operations are also arranged for new directors.

  Ongoing training and development of directors consists of similar components, i.e., updated written corporate information, site visits and presentations by experts in numerous fields that are important to the Corporation's interests.

(7)
Every board of directors shall examine its size and, with a view to determining the impact of the number upon effectiveness, undertake where appropriate, a program to reduce the number of directors to a number which facilitates more effective decision-making.

  The Board and the Nominating & Corporate Governance Committee, with the Chairman of the Board, monitor the size of the Board to ensure effective decision-making. The Nominating & Corporate Governance Committee also develops, reviews and monitors criteria for selecting directors by assessing their qualification, personal qualities, geographical representation, business background and diversified experience. The directors have proposed seven nominees for the position of director in the upcoming year.

(8)
The board of directors should review the adequacy and form of the compensation of directors and ensure the compensation realistically reflects the responsibilities and risk involved in being an effective director.

  The adequacy and form of director compensation is reviewed on an annual basis. In addition to directors' responsibilities and time commitment, this review also takes into account peer companies' director remuneration. The Nominating & Corporate Governance Committee recommends the directors' compensation to the Board, for approval.

(9)
Committees of the board of directors should generally be composed of outside directors, a majority of whom are unrelated directors, although some board committees, such as the executive committee, may include one or more inside directors.

  Each of the Audit Committee, the Human Resources and Compensation Committee and the Nominating & Corporate Governance Committee is composed entirely of unrelated directors. Current Charters for each of the Committees are available on the Corporation's website www.aber.ca.

(10)
Every board of directors should expressly assume responsibility for, or assign to a committee of directors the general responsibility for, developing the corporation's approach to governance issues. This committee would, amongst other things, be responsible for the corporation's response to these governance guidelines.

  The Nominating & Corporate Governance Committee is responsible for developing and reviewing, with recommendations to the Board where appropriate, the Corporation's approach to all matters of corporate governance, including the Corporation's response to the TSX Guidelines, and reporting thereon to the Board. The Corporation has adopted a Code of Ethics and Business Conduct, a policy on corporate disclosure, confidentiality and employee trading, a policy on trading in securities of the Corporation and a policy on whistleblower protection. All of these policies are available on the Corporation's website www.aber.ca.

  The SEC requires a Corporation to disclose if it has adopted a code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller. The Corporation is in compliance. The Corporation has adopted a code of ethics entitled Code of Ethics and Business Conduct which is applicable to all directors, officers and employees of the Corporation and its subsidiaries. The Code is available on the Corporation's website www.aber.ca, and will be provided in print to any Shareholder who requests it.

(11)
The board of directors, together with the Chief Executive Officer, should develop position descriptions for the board and for the Chief Executive Officer, involving the definition of the limits to management's responsibilities. In addition, the board should approve or develop the corporate objectives which the Chief Executive Officer is responsible for meeting.

  The Corporation has written guidelines for each of the Board, the Chairman of the Board and the Chief Executive Officer. These guidelines are available on the Corporation's website www.aber.ca.

  The Board has established and approved the duties and responsibilities that have been delegated to senior management.

  The Chief Executive Officer's position description is reviewed by the Board on an on-going basis. Annual objectives for the Corporation and the Chief Executive Officer are developed jointly by the Board and the Chief Executive Officer. The attainment of these objectives is reviewed by the Board. The Chief Executive Officer is also responsible and accountable for pursuing the strategic goals which are considered and adopted by the Board at its annual strategy meetings.

  Management is required to seek the Board's approval for any major transaction. The Board would be required to give prior approval to any action that would lead to a material change in the nature of the business and affairs of the Corporation.

(12)
Every board of directors should have in place appropriate structures and procedures to ensure that the board can function independently of management. An appropriate structure would be to (i) appoint a chair of the board who is not a member of management with responsibility to ensure the board discharges its responsibilities or (ii) adopt alternate means such as assigning this responsibility to a committee of the board or to a director, sometimes referred to as the "lead director". Appropriate procedures may involve the board meeting on a regular basis without management present or may involve expressly assigning the responsibility for administering the board's relationship to management to a committee of the board.

  Upon the election of the Board at the annual Shareholders Meeting, the Board has determined that Lars-Eric Johansson, who is not a member of management and who is unrelated, will be appointed its Lead Director. One of his principal responsibilities is to oversee the Board processes so that it operates efficiently and effectively in carrying out its duties and to act as a liaison between the Board and management.

  The Nominating & Corporate Governance Committee, composed entirely of unrelated directors, is responsible for reviewing and assessing the independence, performance and effectiveness of the Board and its committees and the contribution of individual directors.

  The Board has established a policy of having the outside directors conduct a private session independent of management as part of each Board meeting.

(13)
The audit committee of every board of directors should be composed only of outside directors. The roles and responsibilities of the audit committee should be specifically defined so as to provide appropriate guidance to audit committee members as to their duties. The audit committee should have direct communication channels with the internal and external auditors to discuss and review specific issues as appropriate. The audit committee duties should include oversight responsibility for management reporting on internal control. While it is management's responsibility to design and implement an effective system of internal control, it is the responsibility of the audit committee to ensure that management has done so.

  The Audit Committee, composed entirely of unrelated directors, meets regularly with the Corporation's financial management team, and with the external auditors without management present, to satisfy itself and the Board that shareholders receive timely and accurate reports on the financial status of the Corporation and that the Corporation's system of internal controls is working satisfactorily. In doing so, it draws on the resources and expertise of the Corporation's financial management team, as well as those of the external auditors. It reviews and reports to the Board regularly on matters involving internal controls, environmental provisions, financial reporting and disclosure.

  The SEC requires a company, like the Corporation, that files reports under the US. Securities Exchange Act of 1934 to disclose annually whether its Board has determined that there is at least one "audit committee financial expert" on its Audit Committee and, if so, the name of the Audit Committee financial expert. Lars-Eric Johansson is considered a financial expert within the meaning of the Sarbanes-Oxley Act of 2002. An "audit committee financial expert" is a person who has the following attributes:

    (a)
    an understanding of generally accepted accounting principles and financial statements;

    (b)
    the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

    (c)
    experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the company's financial statements, or experience actively supervising one or more persons engaged in such activities;

    (d)
    an understanding of internal controls over financial reporting; (e) an understanding of audit committee functions.

  A person shall have acquired such attributes through:

    (a)
    education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions;

    (b)
    experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions;

    (c)
    experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or

    (d)
    other relevant experience.

  The Audit Committee has adopted a Charter which sets out the Committee's duties and responsibilities. This Charter is available on the Corporation's website www.aber.ca.

  The Audit Committee meets regularly with the Corporation's financial management team, and with the external auditors without management present, to satisfy itself and the Board that shareholders receive timely and accurate reports on the financial status of the Corporation and that the Corporation's system of internal controls is working satisfactorily. In doing so, it draws on the resources and expertise of the Corporation's financial management team, as well as those of the external auditors. It reviews and reports to the Board regularly on matters involving internal controls, environmental provisions, financial reporting and disclosure.

  The SEC requires a corporation to disclose in its Annual Report, Form 40-F, in tabular form, the auditors' fees paid by the Corporation for its current fiscal period and its prior fiscal period and must disclose the audit committee's pre-approval policies related to such services. The Corporation will comply.

(14)
The board of directors should implement a system which enables an individual director to engage an outside advisor at the expense of the corporation in appropriate circumstances. The engagement of the outside advisor should be subject to the approval of an appropriate committee of the board.

  Individual directors may engage outside advisors with the authorization of the Nominating & Corporate Governance Committee.